Exhibit 99.1

SELLAS Life Sciences Group, Inc. — Business Update and First Quarter 2022 Highlights Call, April 6, 2022

CORPORATE PARTICIPANTS

Angelos M. Stergiou, CEO

CONFERENCE CALL PARTICIPANTS

Allison Soss, KCSA Strategic Communications

---

Allison Soss

Okay, let us begin with the forward looking statements: Good morning, everyone, and welcome to SELLAS shareholder update call.

I am Allison Soss, Senior Vice President, KCSA Strategic communications. Before we begin, I would like to remind you that SELLAS will be making statements on today's call related to future expectations regarding the clinical development of its clinical candidates GPS and GFH009 the potential for GPS and GFH009 as drug development candidates for various cancer indications alone and in combination with other therapeutic agents and the timing regarding data analysis as well as the company's financials and its corporate strategy. These statements constitute forward looking statements for the purpose of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and by their nature involve estimates, projections, goals, forecasts, and assumptions, and are subject to risks and uncertainties which include, without limitation risks and uncertainties associated with the COVID 19 pandemic and its impact on the Company's clinical plans risks and uncertainties associated with immunotherapy product development and clinical success thereof, the uncertainty of regulatory approval and other risk and uncertainties affecting SELLAS and its development programs that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. These forward-looking statements speak only as of the date of this conference call, and should not be relied upon as predictions of future events. While SELLAS may elect to update these forward-looking statements at some point in the future the company disclaims any obligation to do so, even if the company's views change. Additional information about the material factors and assumptions forming the basis of the forward-looking statements and risk factors can be found under the caption Risk Factors in SELLAS’s Annual report on Form 10 K filed on March, the 31st, 2022, and in other SEC filings. With that I would like to turn the call over to Angelos Stergiou, President and Chief Executive Officer of SELLAS.

Angelos M. Stergiou

Thank you, Allison, and good morning, and thank you for taking time out of your busy schedules to listen in to today's video conference. With the announcement last Thursday of both the transformative in license of our CDK9 inhibitor and the financing, I would like to speak directly to our valued shareholders. While, I would have liked to have had this call with you last Thursday after we announced a license agreement with GenFleet because of legal and regulatory requirements around the financingwe were prohibited from issuing any announcements or holding a conference call until the public offering officially closed, which happened yesterday. That said, it is my hope that at the conclusion of today's discussion SELLAS investors walk away with a better understanding of, and are excited about, the direction we are taking the business. I will also do my best to address many of the questions we have received over the past few days.

Let me also say that I wholeheartedly appreciate all of your support, which I do not take for granted. As we have grown the organization over the last 4 years transforming a company that was previously riddled with legal and financial challenges, which we inherited from our predecessor, to a company that has no debt and no legal overhang with assets that include a pivotal phase 3 study in acute myeloid leukemia with GPS, well as in Phase 1 and 2 studies in combination with checkpoint blockade. We also have a license agreement for GPS in China, for which we achieved a $1,000,000 milestone last week which brings the total we have received from that agreement to more than $10,000,000 of non-dilutive capital over the past 16 months, and we expect additional milestone triggering events this calendar year. And now, as a result of the recent addition of our highly selective CDK9 inhibitor, for which we have global rights outside of Greater China, and with the proceeds from the $25,000,000 offering with SVP Leerink and Cantor, we believe that SELLAS is well positioned for future success.

You know, our core mission at SELLAS is to prolong patients’ lives and to develop and deliver innovative treatments for patients battling cancer. The late Ruth Bader Ginsburg once said, Fight for the things that you care about, but do it in a way that will lead others to join you. I'm confident that we're doing just that. With GPS, our lead program and our new CDK9 inhibitor program, we now have 2 solid clinical assets with multiple shots on goal to develop and potentially commercialize cancer drugs that can make a difference in patients’ lives and I'm very grateful for that.

Before I jump into the presentation, allow me to explain why we brought in GFH009 and completed the concurrent financing. By taking these actions we are diversifying our clinical assets and strengthening our balance sheet. While we remain confident in the potential success of GPS in the pivotal Regal trial, having all our eggs in one basket is a reality that we have chosen not to maintain. Leveraging our vast clinical experience and scientific expertise in acute myeloid leukemia, as well as other indications, the in licensing of GFH009 will allow us to further expand our clinical programs in AML as well as expand our clinical footprint into additional tumor types.

We've been looking for earlystage oncology clinical assets to broaden our pipeline for quite some time. The criteria we established for acquiring a new asset was that it had to firstly, be complementary to our GPS program. Second leverage our existing scientific and clinical expertise, especially with regard to hematological malignancies. Third already be in the clinic in the U.S. with an open IND. Fourth be a small molecule with a highly selective on target profile. Fifth address an exciting target with unique attributes versus competitors, and finally have economic terms that would allow it to be accessible to us.

After diligently reviewed many assets, GFH009 out of GenFleet Therapeutics stood out as having the potential to be first and best in class, a highly selective targeted CDK 9 Inhibitor. CDK9 activity has been shown to negatively correlate with overall survival in a number of cancer types, including hematologic cancers, such as AML and lymphomas as well as solid cancers. GenFleet, based in Shanghai, China, is a leading drug discovery and clinical stage biotechnology company, developing cutting-edge therapeutics in oncology, and immunology, with industry- leading capabilities and expertise in developing novel drugs, both small molecules and biologics. GenFleet designed its R&D platform on the basis of disease biology and translational medicine and researches the latest biological mechanism of cancer pathways, tumor micro-environment and human immunoregulation.

We believe that there is a great interest in cancer transcription, and that it represents a major relatively unexplored opportunity for cancer treatment. With recent advancements in the understanding of biomarkers, there's a newly designated category of transcription addicted cancers. CDK9 is one of the better studied lynchpins of transcription. In addition to AML lymphomas and soft tissue sarcomas, a significant percentage of almost all major cancer indications turn out to be what we call transcription addicted, including breast cancer, osteosarcoma, endometrial cancer, lung cancer, prostate, cancer, melanoma, and ovarian cancer. With established biomarkers, there's a huge potential for use across broad swaths of cancers with potentially hundreds of thousands of patients.

We have in-licensed the worldwide rights outside of the greater China territory to GFH009, which is already in a clinical trial in both the U.S. and China, under respective INDs and we are planning to complete the U.S. trial by year end and start a phase 2 trial in combination with venetoclax and azacitidine by the end of the second quarter of next year. This new drug candidate has the potential to allow us to expand further into the AML space beyond the maintenance phase, which is the indication for the GPS REGAL study. In pre-clinical models GFH009 has shown a strong synergy with venetoclax, a proven treatment of certain cancers, including AML. Furthermore, GFH009also provides us an opportunity to address additional indications and tumor types, including a very important pediatric market of soft tissue sarcomas and positive results from this program could ultimately provide the basis for a rare pediatric disease priority voucher. Additionally, by conducting various programs in China and sharing the related data, GenFleet will effectively help SELLAS to analyze additional indications, in a cost and time effective manner, fast tracking the overall process and giving SELLAS the opportunity to launch pivotal studies in our own territories. Parallel development in different indications allows both companies to leverage a much broader body of safety and efficacy data, thus significantly accelerating clinical development, and that's very exciting.

Turning to the financing, by strengthening our balance sheet we now have a longer cash one way to advance our clinical programs in anticipation of achieving multiple milestones. As you know, biotech companies are trading at historically low levels, and it's unclear how long the sector will be in a bear market. So we are pleased to be able to consummate the public offering underwritten by 2 notable banks, which will provide us with additional runway to execute our development programs. It should not be lost on investors the importance of working with standout life science focused investment banks such as SVP Leerink and Cantor, who were able to raise capital and extraordinarily difficult market conditions and to bring institutional and fundamental life science funds into the fold.

In addition to strengthening our clinical asset base and balance sheet, we recently strengthened our management team, naming Robert Francomano, a highly seasoned, experienced Pharma executive as Chief Commercial Officer. Strategic commercial intervention during clinical development is crucial to ensure that the pivotal data package resonates with payers and ensures adequate access to patients across the global markets. Clinical development programs that more precisely articulate patient reported outcomes, healthy economics, and other key measures to support the value proposition inherently yield upon appropriate asset pricing and broad access for patients. Only 52% of companies that launched drugs for the first time in the U.S. between 2016 and 2018 were classified as overperforming or having met forecasted sales 2 years after launch. Conversely, those companies that started commercial activities earlier achieved greater launch success. Thus, you can hopefully appreciate the importance of getting the commercial launch right, and Robert is the keystone for this.

Turning to NPS, as you know, we've been focusing our out-licensing efforts on the potential for NPS in breast cancer with a focus on triple negative breast cancer or TNBC. Recent changes in standard of care for TNBC necessitates that we reconsider our overall out licensing strategy. Our focus remains in out licensing the asset as we do not intend to develop it ourselves, and we are now broadening our out-licensing efforts to focus on other cancer indications. Again, our commitment remains steadfast in possibly out licensing the asset. Turning briefly to the presentation.

Now, as you can see on slide 3 here's a development pipeline and expected milestones overview. We are very excited about the prospects for the GPS and GFH009 programs. As for our registrational phase 3 AML trial, under our current planning assumptions which take into account our best estimates of potential delays due to COVID 19, as well as input by our external statisticians and experts, we believe that the enrollment for the regal study will be completed by the end of this year, or early in the first quarter of 2023, with a planned interim analysis by the end of the first half of 2023. Syndicated reports published by blue chip organizations, have substantiated the negative effects of Covid 19 and this has happened to the industry in large. According to recent publications, within the Hem/Onc space, new patient diagnosis has declined as much as 24% during the COVID 19 era. This can serve as a proxy for the challenges biotechs and pharma face in keeping on track with trial enrollment. We're not alone in experiencing delays in our clinical trial programs because of recruitment challenges due to Covid, but we have mitigated that with the addition of clinical sites both in the U.S. and Europe.

The combination study of the pembrolizumab, or Keytruda, recently completed enrollment, and is ongoing under a collaboration agreement with Merck. Our initial focus is on second or third line WT1(+) relapsed or refractory metastatic ovarian cancer and we expect to see data within Q 2 of this year, as well as in the combination study with Opdivo, BMS’s PD1drug in relapse refractory mesothelioma under an IST study with Memorial Sloan Kettering Cancer Center, New York. GFH009 provides several additional near-term milestones for our clinical pipeline - completion of the ongoing phase one trial this year, commencement of a pediatric sarcoma trial late this year, or early next year and the launch of a phase 2 trial in active, refractory relapsed AML by the end of the second quarter of the next year, and, as you will see later, additional milestones and data readouts in other indications through GenFleet’s studies in China.

Slide. 4. CDK9 is a major cancer target. Many cancers depend on rapid production of proteins that promote cancer growth and or protect cancer cells from shutting down once they are damaged by environmental factors and anti-cancer drugs. To rapidly forge those proteins, cancer cells crucially depend on the activity of certain factors, among which is CDK9, that helps the production of proteins that keep the cancer growing and are alive. By shutting down CDK9, GFH009 effectively blocks production of cancer promoting and protecting proteins, resulting in death of cancer cells. GFH009 is already in clinical development, and by the end of this year we expect to have completed the phase one study in the U.S. For later this year or early next year we're planning a dose escalating trial in pediatric patients with soft tissue sarcomas, an area with great unmet medical need and we expect to enter the phase 2 trial in AML by the end of the second quarter of the next year. We're starting our development programs for GFH009 with a well-understood and characterized drug candidate and this understanding gives us potentially another weapon - the ability to correlate biomarkers with GFH009 to both enrich target patient population, and follow efficacy in real time. While the competition is limited, we believe that GFH009 has potential across numerous types of cancer, both hematologic and solid. Especially exciting is the opportunity to address the significant unmet medical need among pediatric cancer patients, which may also result in a valuable, rare pediatric disease, priority review voucher.

Slide 5. The first data that we got from the ongoing GFH009 phase one trial are pharmaco-kinetic or PK data. They're very important and one of the differentiating factors, because the strategy of CDK9 inhibition in cancer is hit and run: achieve very high concentration immediately, which shuts down the cancer cell and leads to apoptosis or programmed cell death, but does not stay high enough or long enough in the body for the lengthier period of time needed to result in apoptosis or death of neutrophils, which is a key aspect we need to avoid. As you can see on the slide, at two dose levels we see very similar PK curves, quick ramp, which drops to half of that within an hour and another half in the next hour. That window gives us enough time to basically kill the cancer, but not enough time for neutrophils also to be killed. Thus, we believe that the key differentiator of GFH009 to other CDK9 inhibitor drugs is the fact that we are killing cancer cells within 1 hour, but our drug does not remain in the body long enough to potentially kill neutrophils. In contrast, Bayer-Vincerx reported elimination half-life of 3 to 9 hours for its compound. We believe that this difference in PK may account for the differences in safety outcomes that we will see in the next slide.

Slide 6. Now that we have seen an overview of the ongoing GFH009 trial and early PK data let's look at the available safety and efficacy data results from different clinical trials for VIP152, which is the Bayer/Vincerx, CDK9 inhibitor. VIP152 was explored in 3 phase one dose escalating trials in AML, lymphoma and solid cancers. There were no DLTs with doses up to 15 milligrams, and then DLTs started occurring at 22.5 milligrams and the MTD was at 30 milligrams. GFH009 also had no DLTs at 15 milligrams and doses of 22.5, and 30 milligrams are yet to be explored. However, VIP154 was being administered once a week, while GFH009, our drug, is being administered twice a week. So patients in effect who received GFH009 at 15 milligrams are already getting 30 milligrams per week, with no DLTs. DLTs for VIP152 are most importantly grade 3 and 4 neutropenias, and with GFH009 we have not observed any grade 3 and 4 neutropenias to date. This is very important in AML for example, when neutropenias are arguably the most important feature of the disease itself, and the key limitation of AML treatments is their causing further neutropenias. While efficacy has been observed with VIP152 in some types of lymphoma, no significant efficacy has been observed in AML. With GFH009 07:51:05 we have observed a significant antileukemic activity at a low dose of 9 milligrams. These data fit with the preclinical findings discussed previously.

Next slide 7. Since we are focused on AML there's another very important point here. Venetoclax in combination with hypomethylating agents is a staple of AML treatment across all patient categories, especially in older patients which is the vast majority of AML patients, as we know. Preclinically GFH009 exhibits an extraordinary synergy with Venetoclax and has the potential to both improve response to Venetoclax as seen in the panel on the left or possibly even convert complete resistance to Venetoclax into a strong response, which is the panel on the right. If confirmed in the clinic, this trait of GFH009 could potentially significantly change standard of care in AML.

All of the considerations discussed above led us to the clinical development plan as presented in this slide 8. In brief, we intend to move very quickly to explore the combination with Venetoclax, with the goal of potentially significantly improving efficacy of Venetoclax including treatment of patients currently resistant to Venetoclax and we plan on utilizing biomarkers that will be used to further enrich the target population. The focus on AML will also leverage our team's expertise and experience in clinical development. We're currently running the phase 3 REGAL trial in AML and have built a network of KOLs PIs and centers across the E.U., and in the U.S. In parallel, we intend to move quickly into pediatric soft tissue sarcoma space with the hope of transforming that field in which traditional chemotherapies are still the basis of care unlike highly targeted drugs available for many adult cancers. Pediatric soft tissue sarcomas are cancers in which the translational machinery is dysregulated by tumor driver oncogenes, which we will use as genetic biomarkers to identify target patient populations. Please also note that GenFleet has a very extensive development plan for phase 2 studies across lymphoma indications, and we'll be able to cross-reference safety and efficacy data.

As I alluded to before, slide 9, we believe that most targeted cancer therapies today are based on protein overexpression and or genetic mutations. Transcription inhibition is not widely utilized but as we have already discussed, it represents a major mode of cancer survival that is largely resistant to current targeted therapies by targeting cancer inhibition. We believe that GFH009has the potential to make a number of cancers currently refractory to existing treatments very sensitive to them. We believe that GFH009 may provide treatment options to a much larger proportion of hardest to treat patients than is possible today.

As you can hopefully appreciate by now, we are very excited with our GPS and GFH009 CDK9 inhibitor assets and programs since we have a number of potential value- inflection milestones this year and next and thereafter. With this new in license of a novel clinical candidate, we have expanded our focus significantly into not only addressing AML remissions, but also the most resistant to treatment forms of active disease. Our plan is for our solid tumor programs to be expanded, to include pediatric cancers and our hematology franchise to include lymphoma. In both GPS, and GFH009 programs we are facing limited and well-defined competition with well thought out strategies in place. We believe that we have a very strong and broad basis for fast and successful development in the very near future as exemplified by the milestones we have presented. With this, I would like to open it up for any questions from our analysts.

Li Watsek

Li Watsek from Cantor. The question is, first on GPS given the timeline delay, can you comment on any impact on the statistical plan, including assumptions and analysis, as far as the phase 3 REGAL trial is concerned?

Angelos M. Stergiou

The statistical plan has not changed. We still expect, as I alluded to in the first half, to have our interim analysis (it's a hazard ratio driven study, as you know), with 80 events. Please also recall that the data monitoring committee reserves the right to, as a matter of fact, will review safety and efficacy analyses even prior to the 80 events. But we expect the 80 events interim analysis to materialize and happen in the first half of next year, to the best of our assumptions, as I alluded to earlier in my presentation, but nothing has changed, as it relates to the statistical analysis plan.

Li Watsek

The next question: the Phase one combination trial with Keytruda. Can you remind us what the benchmark is and what are what you're hoping to see?

Angelos M. Stergiou

We know that checkpoint blockade is not effective in ovarian cancer, particularly in relapsed refractory metastatic ovarian cancer which is what we're studying, particularly looking at patients who are WT1(+) with our GPS. From what we know, the median progression-free survival in those patients is around 2 months, and the median overall survival in those patients is roughly around 9 or 10 months. But next to the efficacy, what I think will be very important is to look and seek correlation with immune response. So number one we hope to see GPS effective WT1(+) infiltrating antigen response, and also a correlate with GPS, ideally, as Merck will be doing additional work around GPS analysis and immune response correlates. So in short we're going to be looking at that efficacy as it relates to progression free survival and overall survival, but equally or more importantly, to really correlate the immune response - CD 4, CD 8 - that's triggered by GPS and correlate all that, the CPS scores for PD1/PDL1, , and, as I mentioned Merck is doing these analyses, and as I'm talking here we're in the process and doing analyses with Merck, so by the end of Q 2 of this a year we'll be providing the data.

Li Watsek

The next question. Can you talk about the biomarker strategy in your clinical plans? As you're aware, some competitors are using MYC to select patients? Just wondering if you have similar plans?

Angelos M. Stergiou

MYC is just one of the biomarkers. As you will see here in the next few weeks, we will be announcing providing additional guidance how we're going to go about that with our clinical team led by Dragan Cicic. We already have a plan in place. We're currently exploring this further with our key opinion leaders. But I can tell you that it's not going to be MYC, only we have a plethora of biomarkers. So we're going to be looking at and really focusing on patients that we believe will respond very, very well to our CDK9 inhibitor.

Li Watsek

Next question. What's the rationale for going into soft tissue Sarcomas? Is there any clinical data supporting this? And for pediatric soft tissue sarcomas. Can you talk a little bit about the market size? And what is the current treatment landscape as it relates for pediatric soft tissue sarcoma, because it's one of those addicted cancers, if you will and we'll know the biomarkers thereof.

Angelos M. Stergiou

We actually spent a lot of time over the last 6 months studying this particular disease with our experts, including Dr. Dan von Hoff and we're very you know, cautiously optimistic that this is an indication that will really impact patients in dire need of a therapy. As I mentioned before, unfortunately, there are no targeted therapies for pediatric soft tissue sarcoma patients, and we sincerely hope and believe that we can make a difference in their lives and their parents’ lives. The pediatric voucher that could potentially arise because of that. It would be a nice outcome for all of us but I think first and foremost, it's an indication that is of high unmet medical need. We know this disease very well. We know the biomarkers very well, and that's why we're going into this disease state. because we feel that GFH009 may have a significant impact. I think that those are all the questions that that we've received from the analysts.

Allison, if there's is nothing else again, I would want to thank all of you for participating in today's shoulder update event, and I hope you are as excited as we are with what the future holds for SELLAS.